Exhibit 99.1

Joint Filer Information

Each of the following joint filers has designated Borse Dubai Ltd. as the “Designated Filer” for purposes of the attached Form 4:

1.	Borse Dubai Limited P.O. BOX 506690 Level 8, The Exchange Dubai International Financial Centre Dubai, United Arab Emirates
2.	Investment Corporation of Dubai P.O. Box 333888 One Za’abeel Tower A, The Offices, Za’abeel First Dubai, United Arab Emirates

Date of Event Requiring Statement: March 22, 2024

Issuer Name and Ticker or Trading Symbol: NASDAQ, INC. [NDAQ]

BORSE DUBAI LTD.

By:	/s/ Essa Kazim
Name: Essa Kazim
Title: Chairman

INVESTMENT CORPORATION OF DUBAI

By:	/s/ Khalifa Al Daboos
Name: Khalifa Al Daboos
Title: Authorized Signatory

Date: March 22, 2024